Exhibit 10.12

Form of Executive Change of Control Agreement - Full Double-Trigger

[Date]

[Name]
[Title]
Callidus Software Inc.

Dear [Name]:

This letter (“Letter”) modifies any stock option agreement, any restricted stock unit agreement, or other agreement documenting any equity award (as applicable, any “Equity Award Agreement”) or employment agreement you may now or hereafter have with respect to the common stock of Callidus Software Inc. (the “Company”) and any prior agreement between you and the Company regarding the Equity Award Agreements including, without limitation, any prior change of control agreement(s). This Letter provides for accelerated vesting of your Company stock options, restricted stock awards, restricted stock unit awards and other equity-based awards, as applicable (collectively, the “Equity Awards”) and severance benefits under the conditions described below.

If, within eighteen (18) months after a “Change of Control,” your employment is terminated by the Company without “Cause” or by you for “Good Reason” (each, a “Qualifying Termination”), and you have a “Separation”, then you shall receive one hundred percent (100%) vesting of your Equity Awards. Subject to your satisfying the Release Requirement, the accelerated vesting described in the foregoing sentence shall be effective as of the effective date and time of the Separation. The “Release Requirement” refers to the date of the Company’s receipt of your executed “General Release” (as described below); and the expiration of any rescission period applicable to your executed General Release.
Severance Payment. If your employment is terminated by the Company without Cause or by you for Good Reason and you have a Separation, regardless of whether a Change of Control has occurred, and you execute a General Release, you shall receive a lump sum severance payment equivalent to [ ] months of your base salary[, target bonus,] and cost of COBRA health benefits contributions. If you fail to return the General Release on or before 60 days after your Separation, or if you revoke the General Release, then you will not be entitled to the benefits described in this paragraph. The severance payment will be paid on the 60th day after your Separation and will be paid in accordance with the Company’s standard payroll practices. This Agreement supersedes any and all cash severance arrangements under any prior arrangement, program and plan previously offered by the Company to you, including pursuant to an employment agreement or offer letter, and you hereby waive your rights to such other benefits. In no event shall you receive cash severance benefits under both this Agreement and any other arrangement with the Company.
For purposes of the above, “Change of Control” means:

(i)
The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (it being understood that securities owned by any person on the date hereof shall not be counted against such limit with respect to such person); or

(ii)
A change in the composition of the board of directors of the Company (the “Board”) occurring within a rolling two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (A) are members of the Board as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); or

(iii)
A merger or consolidation involving the Company other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (including the parent corporation of such Surviving Entity)) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such Surviving Entity outstanding immediately after such merger or consolidation, or a sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this subclause (iii), “Surviving Entity” refers to the entity surviving the merger, consolidation, sale or disposition of all or substantially all of the Company’s assets.
For purposes of the above, “Cause” means the occurrence of any one or more of the following:

(i)	any material act of misconduct or dishonesty by you in the performance of your duties;

(ii)	any willful and material failure by you to perform your duties;

(iii)	any material breach of any employment agreement, confidentiality agreement or proprietary information agreement;

(iv)	your conviction of (or pleading guilty or nolo contendere to) a misdemeanor involving theft, embezzlement, dishonesty or moral turpitude or a felony; or

(v)	your failure to reasonably cooperate with the Company in any investigation or formal proceeding if the Company has requested your cooperation;
provided that, in the case of subclauses (i) through (iii), you shall have a period of thirty (30) days from written notice by the Company to cure such action or omission unless not reasonably susceptible of cure
For purposes of the above, “Good Reason” means:

(i)	any reduction in your base salary or annual target bonus;

(ii)	any material reduction in your other benefits;

(iii)	any material reduction in your duties, responsibilities, or authority; or

(iv)	a requirement that you relocate to a location more than 35 miles from your then current office location.
For you to receive the benefits under this Letter as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within one hundred twenty (120) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days from the date of such notice to remedy the condition(s) and, if it does so, you may withdraw your resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within six (6) months of the expiration of the particular event giving rise to Good Reason. Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, you may assert Good Reason again, provided that, the reassertion of Good Reason shall independently satisfy the timing and procedural requirements of this Paragraph.
For purposes of the above, “Separation” means: a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation).
Section 409A. Notwithstanding anything to the contrary in this Letter, if you are determined to be a “specified employee” within the meaning of Section 409A, as amended (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, as of the date of your Separation, and if any payments or entitlements provided for in this Letter constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six (6) months following your Separation shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six (6-)month anniversary of your Separation. If this payment has had to be deferred in this way for six (6) months after your Separation, then the lump sum payment will also include interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest not exceeding four percent (4%) applicable to six (6-)month money market accounts on the date of such Separation offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America. Except for the foregoing interest payment, nothing in this Paragraph shall increase the amount due under this Letter or otherwise from the Company to you. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that the payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Letter is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
General Release. Any other provision of this Letter notwithstanding, the acceleration of vesting shall not apply unless you: (i) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) have agreed not to prosecute any legal action or other proceeding based upon any such claims (“General Release”). The General Release must be in a form acceptable to the Company. The Company will deliver the form to you within thirty (30) days after your Separation and you must execute and return and not revoke the General Release within the sixty (60) day period following your Separation.
Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by you pursuant to this Letter or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subclause (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Paragraph (b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Letter or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Paragraph shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Paragraph, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that, Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Paragraph. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Paragraph. In the event that subclause (a)(ii)(B) above applies, then based on the information provided to you and the Company by Independent Tax Counsel, you may, in your sole discretion and within 30 (thirty) days of the date on which you are provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by you shall be eliminated or reduced (as long as, after such determination, the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to you equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Paragraph (b) hereof shall apply, and the enforcement of Paragraph (b) shall be the exclusive remedy to the Company.
(b)Adjustments. If, notwithstanding any reduction described in Paragraph (a) hereof (or, in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company, within one hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by you from the Payments. If the Excise Tax is not eliminated pursuant to this Paragraph (b), you shall pay the Excise Tax.
The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, acquisition, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to you, to assume this Letter and to agree expressly to perform this Letter in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

For all purposes under this Letter, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Letter by operation of law.

The invalidity or unenforceability of any provision or provisions of this Letter shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Letter shall be governed by the laws of the State of California (other than their choice-of-law provisions).

The modification to the terms of the vesting schedule of your Equity Awards as described in this Letter has been approved by the Board and is effective immediately.

Sincerely,

[Insert Name]
[Insert Title]

AGREED AND ACCEPTED this ____ day of __________ 20__.

_______________________________________
[Name]